INVESTMENT SUB-ADVISORY AGREEMENT

This AGREEMENT is made as of the 20th day of July 2018, by and among American Assets Capital Advisers, LLC, a Delaware limited liability company located at 11455 El Camino Real, Suite 140, San Diego, CA 92130 (the “Sub-Adviser”), and Altegris Advisors, L.L.C., a Delaware limited liability company located at 1200 Prospect Street, Suite 400, La Jolla, CA 92037 (the “Adviser”).

WHEREAS, the Adviser and the Sub-Adviser are each registered as investment advisers under the Investment Advisers Act of 1940, as amended (the “Advisers Act”);

WHEREAS, Northern Lights Fund Trust, a Delaware statutory trust (the “Trust”), is engaged in business as an open-end investment company with one or more series of shares and is registered under the Investment Company Act of 1940, as amended (the “1940 Act”);

WHEREAS, the Trust has retained the Adviser to perform investment advisory services for certain fund(s) within the Trust, including the Altegris/AACA Real Estate Income Fund, a separate series of the Trust (the “Fund”) under the terms of an investment advisory agreement between the Adviser and the Trust on behalf of the Fund and other fund(s) within the Trust, dated September 1, 2013 and as may be further amended in the future (the “Management Agreement”);

WHEREAS, the Adviser, acting pursuant to the Management Agreement, wishes to retain the Sub-Adviser, with the approval of the Board of Trustees of the Trust and, if required, the shareholders of the Fund, to provide investment advisory services to a portion of the Fund’s assets allocated by the Adviser for management by the Sub-Adviser (the “Allocated Portion”) in accordance with the terms of this Agreement (as it may be amended from time to time);

WHEREAS, the Trust has entered into a consulting agreement, as amended from time to time, with Northern Lights Compliance Services, LLC (the “Consulting Agreement”) to provide compliance services to the Trust in respect of the Fund and other series of the Trust, including compliance oversight of the Adviser’s management of the Fund and its delegation of certain duties to the Sub-Adviser as set forth in this Agreement (the Management Agreement and the Consulting Agreement are collectively the “Trust Service Agreements”);

WHEREAS, the Adviser has furnished the Sub-Adviser with copies of each of the following documents: (a) the Trust’s Agreement and Declaration of Trust (such Agreement and Declaration of Trust, as in effect on the date of this Agreement and as amended from time to time, herein called the “Declaration of Trust”); (b) By-Laws of the Trust (such By-Laws, as in effect on the date of this Agreement and as amended from time to time); (c) Prospectus and Statement of Additional Information of the Fund (“Prospectus” and “SAI”, respectively); and (d) policies and procedures of the Trust and the Trust Service Agreements that govern the Sub-Adviser’s management of the Allocated Portion under this Agreement; and

WHEREAS, each Fund listed in Schedule A is a separate series of the Trust having separate assets and liabilities;

NOW, THEREFORE: the parties hereby agree as follows:

1.       APPOINTMENT OF SUB-ADVISER.

a.	Acceptance. The Sub-Adviser is hereby appointed and the Sub-Adviser hereby accepts the appointment, on the terms herein set forth and for the compensation herein provided, to act as the exclusive investment adviser to the Allocated Portion of the Fund’s assets.
b.	Independent Contractor. The Sub-Adviser shall for all purposes herein be deemed to be an independent contractor and shall, unless otherwise expressly provided or authorized, have no authority to act for or be deemed an agent of the Fund.
c.	The Sub-Adviser’s Representations. The Sub-Adviser represents, warrants and agrees that it has all requisite power and authority to enter into and perform its obligations under this Agreement, and has taken all necessary corporate action to authorize its execution, delivery and performance of this Agreement. The Sub-Adviser represents, warrants and agrees that it is registered as an investment adviser under the Advisers Act and further represents, warrants and agrees that is duly organized and properly registered and operating under the laws of Delaware with the power to own its assets and carry on its business as it is now being conducted and as proposed to be conducted under the terms of this Agreement. The information contained in the Form ADV of the Sub-Adviser as provided to the Adviser is true and complete, and also as filed with the U.S. Securities and Exchange Commission (“SEC”) and provided to clients, is accurate and complete in all material respects and does not omit to state any material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading.
d.	The Adviser’s Representations. The Adviser represents, warrants and agrees that it is registered as an investment adviser under the Advisers Act and has all requisite power and authority to enter into and perform its obligations under this Agreement, and has taken all necessary corporate action to authorize its execution, delivery and performance of this Agreement. The Adviser further represents, warrants and agrees that it has the authority under the Management Agreement to appoint the Sub-Adviser and that it has received a copy of Part 2 of the Sub-Adviser’s Form ADV. The Adviser further represents and warrants that the Fund is either (i) excluded from the definition of the term “pool” under Section 4.5 of the General Regulations under the Commodity Exchange Act (“Rule 4.5”), or (ii) a qualifying entity under Rule 4.5(b) for which a notice of
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eligibility has been filed. The Adviser further represents, warrants and agrees that is duly organized and properly registered and operating under the laws of Delaware with the power to own its assets and carry on its business as it is now being conducted and as proposed to be conducted under the terms of this Agreement. The information contained in the Form ADV of the Adviser as provided to the Sub-Adviser is true and complete in all material respects, and also as filed with the SEC and provided to clients, is true and complete in all material respects, and does not make any untrue statement of a material fact or omit to state any material fact which is required to be stated in the Form ADV.

e.	Plenary authority of the Board of Trustees. The Sub-Adviser and Adviser both acknowledge that the Fund is a mutual fund that operates as a series of the Trust under the authority of the Board of Trustees.

2.       PROVISION OF INVESTMENT SUB-ADVISORY SERVICES.

The Sub-Adviser will provide for the Allocated Portion a continuing and suitable investment program consistent with the investment policies, objectives and restrictions of the Fund pursuant to investment guidelines established by the Trust and the Adviser and provided to the Sub-Adviser in writing (the “Investment Guidelines”). The current Investment Guidelines applicable to the Allocated Portion, including descriptions of each of the one or more strategies to be employed by the Sub-Adviser from time to time in respect of the Allocated Portion (together, the "Strategies" and each, a "Strategy"), are incorporated in this Agreement and attached hereto as Exhibit A. From time to time, the Adviser or the Trust may provide the Sub-Adviser with written copies of additional or amended investment guidelines, or the Adviser or Sub-Adviser may determine to add, amend, or discontinue one or more new or existing Strategies, in each case which shall become effective at such time as agreed upon by both parties in writing and promptly incorporated as an amendment of the Investment Guidelines contained in Exhibit A to this Agreement (with any corresponding amendments, if necessary, to the Fund’s Prospectus and SAI being the responsibility of the Adviser and/or Trust). The Sub-Adviser will manage the investment and reinvestment of the Allocated Portion, and perform the functions set forth below, subject to the overall supervision, direction, control and review of the Adviser, consistent with the applicable Investment Guidelines or any directions or instructions delivered to the Sub-Adviser in writing by the Adviser or the Trust from time to time, and further subject to the plenary authority of the Board of Trustees. It is acknowledged and agreed by the parties to this Agreement that any amendment to the Investment Guidelines from time to time as described above, including any addition, amendment or discontinuance of a Strategy or Strategies, will not constitute a termination of this Agreement, and further that any termination of this Agreement shall be made in accordance solely with the provisions of Section 8 of this Agreement.

Consistent with the Investment Guidelines, unless otherwise directed in writing by the Adviser or the Trust, the Sub-Adviser shall have full discretionary authority to manage the investment of the Allocated Portion, including the authority to purchase,

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sell, cover open positions, and generally to deal in securities, financial and commodity futures contracts, options, short-term investment vehicles and other property comprising or relating to the Fund.

In addition, the Sub-Adviser will in the performance of its duties and obligations under this Agreement in respect of the Allocated Portion of Fund assets:

a.	advise the Adviser and the Trust in connection with investment policy decisions to be made by it regarding the Allocated Portion;
b.	provide to the Adviser performance analysis and market commentary (the “Investment Report”) pertaining to each calendar quarter during the term of this Agreement, within fifteen (15) business days after the end of each quarter. In addition, interim Investment Reports shall be issued at such times as may be mutually agreed upon by the Adviser and Sub-Adviser. The subject of each Investment Report shall be mutually agreed upon by the Adviser and Sub-Adviser, which agreement shall not prohibit the Adviser from publicly distributing the same or similar information as is contained within each Investment Report;
c.	submit such reports and information as the Adviser or the Trust may reasonably request to assist the Fund’s custodian (the “Custodian”) in its determination of the market value of securities held in the Allocated Portion;
d.	place orders for purchases and sales of portfolio investments for the Allocated Portion;
e.	give instructions to the Custodian concerning the delivery of securities and transfer of cash for the Allocated Portion;
f.	maintain and preserve the records relating to its activities hereunder required by applicable law to be maintained and preserved by the Adviser, to the extent not maintained by the Adviser or another agent of the Trust, and the Sub-Adviser hereby agrees that all records which it maintains for the Fund are the property of the Fund and further agrees to surrender promptly to the Trust or the Adviser copies of any such records upon the Trust’s or Adviser’s request;
g.	as soon as practicable after the close of business each day, but no later than the close of business the following business day, provide the Custodian (generally via electronic file format) with the trade information for each transaction effected for the Allocated Portion, provide copies of such trade tickets to the Adviser and the Trust upon request, and promptly forward to the Custodian copies of all brokerage or dealer confirmations;
h.	absent specific instructions to the contrary provided to it by the Adviser or the Trust, and subject to its receipt of all necessary voting materials, vote
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all proxies with respect to investments of the Allocated Portion in accordance with the Sub-Adviser’s proxy voting policy as most recently provided to the Adviser and approved by the Trust; the Adviser hereby delegates to the Sub-Adviser the Adviser’s discretionary authority to exercise voting rights with respect to the securities and investments of the Allocated Portion. The Sub-Adviser’s proxy voting policies shall comply with any rules or regulations promulgated by the SEC. The Sub-Adviser shall maintain and preserve a record, in an easily-accessible place for a period of not less than three (3) years (or longer, if required by law), of the Sub-Adviser’s voting procedures, of the Sub-Adviser’s actual votes, and such other information required for the Trust to comply with any rules or regulations promulgated by the SEC in respect of the Fund. The Sub-Adviser shall supply updates of this record to the Adviser or any authorized representative of the Adviser, or to the Trust on a quarterly basis (or more frequently, if required by law), in order to enable the Trust to complete proxy voting information in respect of the Fund as required by Form N-1A under the 1940 Act and the Securities Act of 1933, as amended (the “Securities Act”), Form N-PX under the 1940 Act and Form N-CSR under the Sarbanes-Oxley Act of 2002, as amended, respectively. The Sub-Adviser shall provide the Adviser and the Trust with information regarding the policies and procedures that the Sub-Adviser uses to determine how to vote proxies relating to the Allocated Portion. The Trust or the Adviser may request that the Sub-Adviser vote proxies for the Allocated Portion in accordance with the Fund’s proxy voting policies;

i.	to the extent reasonably requested by the Trust, use its commercially reasonable best efforts to assist the Chief Compliance Officer of the Trust (“CCO”) comply with applicable requirements of Rule 38a-1 under the 1940 Act and the Trust Service Agreements, including, without limitation, providing the CCO with (a) current copies of the compliance policies and procedures of the Sub-Adviser in effect from time to time (including prompt notice of any material changes thereto), (b) a summary of such policies and procedures in connection with the annual review thereof by the Trust required under Rule 38a-1, and (c) upon request, a certificate of the chief compliance officer of the Sub-Adviser to the effect that the policies and procedures of the Sub-Adviser are reasonably designed to prevent violation of the Federal Securities Laws (as such term is defined in Rule 38a-1);
j.	act in conformity with the Declaration of Trust, the Prospectus and SAI and conform to and comply with applicable requirements of the 1940 Act, the Internal Revenue Code of 1986 and all other applicable federal laws and regulations, as each is amended from time to time; and
k.	except as permitted by the Trust’s policies and procedures, not disclose but shall treat confidentially all information in respect of the portfolio investments of the Allocated Portion, including, without limitation, the
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identification and market value or other pricing information of any and all portfolio securities or other financial instruments held by the Allocated Portion, and any and all trades of portfolio securities or other transactions effected for the Allocated Portion (including past, pending and proposed trades).

The Adviser or its authorized agents will provide timely information to the Sub-Adviser regarding such matters as inflows to and outflows from the Fund and the Allocated Portion and the cash requirements of, and cash available for investment in, the Fund and the Allocated Portion, and the Adviser or its authorized agents will timely provide the Sub-Adviser, or arrange for the Trust to provide the Sub-adviser, with copies of monthly accounting statements for the Fund and, if applicable, the Allocated Portion, and such other information as may be reasonably necessary or appropriate in order for the Sub-Adviser to perform its responsibilities hereunder.

The Adviser or the Trust will be responsible for handling any class actions or other lawsuits involving the Fund or securities held, or formerly held, in the Fund. Sub-Adviser is not required to take any action or to render investment-related advice with respect to lawsuits involving the Fund, including those involving securities presently or formerly held in the Fund, or the issuers thereof, including actions involving bankruptcy. In the case of notices of class action suits received by Sub-Adviser involving issuers presently or formerly held in the Fund, Sub-Adviser shall promptly forward such notices to the Adviser or the Trust and, with the consent of the Adviser and the Trust, may provide information about the Fund to third parties for purposes of participating in any settlements relating to such class actions.

3.        ALLOCATION OF EXPENSES

Each party to this Agreement shall bear the costs and expenses of performing its obligations hereunder. In this regard, the Adviser and Sub-Adviser acknowledge and agree that the Fund shall assume the expense of:

a.	brokerage commissions for transactions in the portfolio investments of the Fund, including the Allocated Portion, and similar fees and charges for the acquisition, disposition, lending or borrowing of such portfolio investments;
b.	Custodian fees and expenses;
c.	all taxes, including issuance and transfer taxes, and reserves for taxes payable by the Fund to federal, state or other government agencies; and
d.	interest payable on any Fund borrowings.

The Sub-Adviser specifically agrees that with respect to the operation of the Allocated Portion, the Sub-Adviser shall be responsible for providing the personnel, office space and equipment reasonably necessary to provide its sub-advisory services

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in respect of the Allocated Portion hereunder. If the Adviser has agreed to limit the operating expenses of the Fund, the Adviser shall also be solely responsible on a monthly basis for any operating expenses that exceed the agreed upon expense limit. Nothing in this Agreement shall alter the allocation of expenses and costs agreed upon between the Fund and the Adviser in the Management Agreement or any other agreement to which they are parties.

For the avoidance of doubt, the Sub-Adviser shall not be responsible for any expenses incurred by the Trust, the Fund, the Allocated Portion or the Adviser.

4.       SUB-ADVISORY FEES

For all of the services rendered as herein provided, the Adviser shall pay to the Sub-Adviser an annual fee, based on the Sub-Advisory Fee Basis (defined below), in the amount as set forth in Schedule A attached hereto and made a part hereof, payable monthly. In the event of termination of this Agreement with respect to the Fund during any calendar month, the fee with respect to the Sub-Advisory Fee Basis accrued to, but excluding, the date of termination shall be paid promptly following such termination.

For purposes of computing the amount of sub-advisory fees, a monthly “Sub-Advisory Fee Basis” shall be calculated as follows:

Monthly gross advisory fee per trial balance

less

Approved Monthly Fee Expenses (as defined below)

plus

Prior month-end Sub-Advisory Fee Basis balance if negative amount

Approved Monthly Fee Expenses shall include (i) monthly advisory fee waiver and (ii) clearing firm platform payments made by the Adviser not reimbursed by the Fund. An example calculation model is also provided in Schedule A.

The monthly gross advisory fees and monthly advisory fee waiver are calculated by Gemini Fund Services, LLC (“Gemini”) and reported to the Adviser on a monthly basis. Gemini calculates per the terms outlined in the Fund’s prospectus and in accordance with the Fund’s Operating Expenses Limitation Agreement. Clearing firm platform payments are invoiced by the platform on a periodic basis, typically quarterly, and reviewed by the Adviser prior to payment. The platform payments will be included in the Approved Monthly Fee Expenses in the month in which the invoice is received by the Adviser.

The Adviser shall provide the Sub-Adviser with a schedule monthly with the Sub-Advisory Fee Basis component breakdown and the Sub-Advisory Fee Basis balance as of each month-end. At any month-end when the Sub-Advisory Fee Basis is positive, the

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Adviser will pay the Sub-Adviser in the amount of the Sub-Advisory Fee Basis multiplied by the percentage set forth in Schedule A. At any month-end when the Sub-Advisory Fee Basis is negative, the Adviser will not make payment. The Adviser agrees to pay the monthly sub-advisory fee no later than the thirtieth (30th) calendar day following month-end.

5.       PORTFOLIO TRANSACTIONS

In connection with the investment and reinvestment of the assets of the Allocated Portion, the Sub-Adviser is authorized to select the brokers or dealers that will execute purchase and sale transactions for the Allocated Portion of the Fund’s portfolio (the “Portfolio”) and to use all reasonable efforts to obtain the best available price and most favorable execution with respect to all such purchases and sales of portfolio securities for said Portfolio. The Sub-Adviser may take into consideration the best net price available; the reliability, integrity and financial condition of the broker-dealer; the size of and difficulty in executing the order; and the value of the expected contribution of the broker-dealer to the investment performance of the Allocated Portion on a continuing basis. The Sub-Adviser will not take into consideration the sale of shares in the Fund by such broker-dealers. The Sub-Adviser shall maintain records adequate to demonstrate compliance with the requirements of this section. Subject to the policies as the Trust’s Board of Trustees may determine and consistent with Section 28(e) of the Securities Exchange Act of 1934, as amended, the Sub-Adviser shall have the right to follow a policy of selecting brokers who furnish brokerage and research services to the Allocated Portion or to the Sub-Adviser, and who charge a higher commission rate to the Allocated Portion than may result when allocating brokerage solely on the basis of seeking the most favorable price and execution. The Sub-Adviser shall determine in good faith that such higher cost was reasonable in relation to the value of the brokerage and research services provided and shall make reasonable reports regarding such determination and description of the products and services obtained if so requested by the Trust.

The Adviser authorizes the Sub-Adviser to direct the Custodian to open and maintain brokerage accounts for securities and other property (all such accounts hereinafter called “brokerage accounts”) for and in the name of the Allocated Portion of the Fund and to execute for the Allocated Portion as its agent and attorney-in-fact standard customer agreements with such broker or brokers as the Sub-Adviser shall select as provided above. The Sub-Adviser may, using such of the securities and other property in the Allocated Portion as the Sub-Adviser deems necessary or desirable, direct the Custodian to deposit for the Allocated Portion of the Fund original and maintenance brokerage and margin deposits and otherwise direct payments of cash, cash equivalents and securities and other property into such brokerage accounts and to such brokers as the Sub-Adviser deems desirable or appropriate. The Sub-Adviser shall cause all securities and other property purchased or sold for the Allocated Portion to be settled at the place of business of the Custodian or as the Custodian shall direct. All securities and other property of the Allocated Portion shall remain in the direct or indirect custody of the Custodian. The Sub-Adviser shall notify the Custodian as soon

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as practicable of the necessary information to enable the Custodian to effect such purchases and sales.

The Sub-Adviser further shall have the authority to instruct the Custodian (i) to pay cash for securities and other property delivered to the Custodian for the Allocated Portion, (ii) to deliver securities and other property against payment for the Allocated Portion, and (iii) to transfer assets and funds to such brokerage accounts as the Sub-Adviser may designate, all consistent with the powers, authorities and limitations set forth herein. The Sub-Adviser shall not have authority to cause the Custodian to deliver securities and other property, or pay cash to the Sub-Adviser except as expressly provided herein.

In no instance will the Allocated Portion be purchased from or sold to the Adviser, Sub-Adviser, the Trust’s principal underwriter or any affiliated person of any of the Trust, Adviser, Sub-Adviser or the Trust’s principal underwriter, acting as principal in the transaction, except to the extent permitted by the SEC, the 1940 Act and/or the Trust’s written policies and procedures. The Adviser agrees to identify to the Sub-Adviser in writing any broker-dealers that are affiliated with the Adviser and all affiliated persons of any of the Trust, the Adviser and the Trust’s principal underwriter.

6.       LIMITATION ON SUB-ADVISER LIABILITY; INDEMNIFICATION

a.	In the absence of willful misfeasance, bad faith or gross negligence on the part of the Sub-Adviser, or reckless disregard of its obligations and duties hereunder, none of the Sub-Adviser, its affiliates or their respective officers, controlling persons, members, partners, shareholders, agents or employees (each, an “Indemnified Person” and collectively, the “Indemnified Persons”) shall be subject to any liability to the Adviser, the Fund or the Trust for any act or omission in the course of, or connected with, rendering services hereunder. The Sub-Adviser does not guarantee the future performance of the Allocated Portion or any specific level of performance, the success of any investment decision or strategy that Sub-Adviser may use, or the success of Sub-Adviser's overall management of the Allocated Portion. The Adviser understands that investment decisions made for the Allocated Portion by the Sub-Adviser are subject to various market, currency, economic, political and business risks, and that those investment decisions will not always be profitable. Sub-Adviser will manage only the Allocated Portion and in making investment decisions for the Allocated Portion, the Sub-Adviser will not consider any other securities, cash or other investments owned by the Fund.
b.	Neither the Adviser (including its affiliates, their officers, controlling persons, agents or employees) nor the Sub-Adviser (including all Indemnified Persons) shall be liable to one another for special, consequential or incidental damages.
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c.	The Sub-Adviser agrees to indemnify the Adviser, its affiliates, officers, controlling persons, agents, and employees for, and hold it harmless against, any and all losses, claims, damages, liabilities (including amounts paid in settlement with the written consent of the Sub-Adviser) or litigation (including reasonable legal and other expenses) (“Losses”) to which the Adviser may become subject as a direct result of Sub-Adviser’s willful misfeasance, bad faith or gross negligence in the performance of its duties or from reckless disregard by it of its obligations and duties under this Agreement; provided, however, that nothing contained herein shall require that the Adviser be indemnified for Losses that resulted from the Adviser’s willful misfeasance, bad faith or gross negligence in the performance of its duties or from reckless disregard by it of its obligations and duties under this Agreement; further provided that the Sub-Adviser shall have been given written notice concerning any matter for which indemnification is claimed under this Section.
d.	The Adviser agrees to indemnify the Indemnified Persons for, and hold each Indemnified Person harmless against, any and all Losses to which such Indemnified Person may become subject as a direct result of this Agreement or Sub-Adviser’s performance of its duties hereunder; provided, however, that nothing contained herein shall require that the Sub-Adviser be indemnified for Losses that resulted from Sub-Adviser’s willful misfeasance, bad faith or gross negligence in the performance of its duties or from reckless disregard by it of its obligations and duties under this Agreement; provided that the Adviser shall have been given written notice concerning any matter for which indemnification is claimed under this Section.

7.       STANDARD OF CARE

The Sub-Adviser shall comply with all applicable laws and regulations in the discharge of its duties under this Agreement; shall (as provided in Section 2 above) comply with the Investment Guidelines; shall act at all times in the best interests of the Fund; and shall discharge its duties with the care, skill, prudence and diligence under the circumstances then prevailing that a prudent person acting in a like capacity and familiar with such matters would use in the conduct of a similar enterprise.

8.       TERM AND TERMINATION OF THIS AGREEMENT; NO ASSIGNMENT

This Agreement shall become effective as to the Fund upon its approval by the Board of Trustees of the Trust and its execution by the parties hereto. Unless sooner terminated, this Agreement shall continue for an initial period of no more than two years from the effective date, and thereafter shall continue in effect for successive additional periods not exceeding one (1) year so long as such continuation is approved for the Fund at least annually by (i) the Board of Trustees of the Trust or by the vote of a majority of the outstanding voting securities of the Fund and
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(ii) the vote of a majority of the Board of Trustees of the Trust who are not parties to this Agreement nor interested persons thereof, cast in person at a meeting called for the purpose of voting on such approval. The terms “majority of the outstanding voting securities” and “interested persons” shall have the meanings as set forth in the 1940 Act;

This Agreement may be terminated (i) by the Trust on behalf of the Fund at any time without payment of any penalty, by the vote of a majority of the Board of Trustees of the Trust, or by vote of a majority of the outstanding voting securities of a Fund without the payment of any penalties, (ii) by the Adviser at any time, without payment of any penalty upon at least ten (10) days’, but not more than sixty (60) days’, written notice to the Sub-Adviser, and (iii) by the Sub-Adviser at any time, without payment of any penalty, upon at least ten (10) days’, but not more than sixty (60) days’, written notice to the Trust and the Adviser. In the event of a termination, the Sub-Adviser shall cooperate in a commercially reasonable manner in the orderly transfer or liquidation of the Allocated Portion of the Fund’s assets, as instructed by the Adviser and, at the request of the Board of Trustees or the Adviser, transfer any and all books and records in respect of the Allocated Portion maintained by the Sub-Adviser on behalf of the Fund; and
This Agreement shall terminate automatically in the event of any assignment thereof, as defined in the 1940 Act. This Agreement will also terminate immediately in the event that the Management Agreement is terminated.

9.        SERVICES NOT EXCLUSIVE

The services of the Sub-Adviser to the Adviser and the Allocated Portion are not to be deemed exclusive and the Sub-Adviser shall be free to render similar services to others so long as its services hereunder are not impaired thereby. It is specifically understood that the Sub-Adviser and each Indemnified Person may continue to engage in providing portfolio management services and advice to other investment advisory clients. The Adviser agrees that Sub-Adviser and each Indemnified Person may give advice and take action in the performance of its duties with respect to any of the Sub-Adviser’s or Indemnified Person’s other clients which may differ from advice given or the timing or nature of action taken with respect to the Allocated Portion. The Sub-Adviser and the Indemnified Persons, however, shall not provide investment advice to any assets of the Fund other than the Allocated Portion. Nothing in this Agreement shall be deemed to require Sub-Adviser or any Indemnified Person to purchase or sell for the Allocated Portion of the Fund any security which the Sub-Adviser or any Indemnified Person may purchase or sell for its or their own account or for the account of any other client.

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10.       AGGREGATION OF ORDERS

Nothing in this Agreement shall preclude the combination of orders for the sale or purchase of portfolio securities of the Allocated Portion with those for other accounts managed by the Sub-Adviser or its affiliates, if orders are allocated in a manner deemed equitable by the Sub-Adviser among the accounts and at a price approximately averaged. The Sub-Adviser agrees that (i) it will not aggregate transactions unless aggregation is consistent with its duty to seek best execution; (ii) no account will be favored over any other account; each account participating in an aggregated order will participate at the average share price for all transactions in that security or a given business day, with transaction costs shared pro-rata based on each account’s participation in the transaction; and (iii) allocations will be made in accordance with the Sub-Adviser’s compliance policies and procedures.

11.       NO SHORTING; NO BORROWING

The Sub-Adviser agrees that neither it nor any of its officers or employees shall take any short position in the shares of the Fund. This prohibition shall not prevent the purchase of such shares by any of the officers or employees of the Sub-Adviser or any trust, pension, profit-sharing or other benefit plan for such persons or affiliates thereof, at a price not less than the net asset value thereof at the time of purchase, as allowed pursuant to rules promulgated under the 1940 Act.

12.       AMENDMENT

No provision of this Agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by all parties.

13.       NONPUBLIC PERSONAL INFORMATION.

Notwithstanding any provision herein to the contrary, the Sub-Adviser hereto agrees on behalf of itself and its controlling persons, officers, and employees (1) to treat confidentially and as proprietary information of the Fund (a) all records and other information relative to the Fund’s prior, present, or potential shareholders (and clients of said shareholders) and (b) any Nonpublic Personal Information, as defined under Section 248.3(t) of Regulation S-P (“Regulation S-P”), promulgated under the Gramm-Leach-Bliley Act (the “G-L-B Act”), and (2) except after prior notification to and approval in writing by the Trust, not to use such records and information for any purpose other than the performance of its responsibilities and duties hereunder, or as otherwise permitted by Regulation S-P or the G-L-B Act, and if in compliance therewith, the privacy policies adopted by the Trust and communicated in writing to the Sub-Adviser. Such written approval shall not be unreasonably withheld by the Trust and may not be withheld where the Sub-Adviser may be exposed to civil or criminal contempt or other proceedings for failure to comply after being requested to divulge such information by duly constituted authorities.

14.       CERTIFICATIONS; DISCLOSURE CONTROLS AND PROCEDURES

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The Sub-Adviser acknowledges that, in compliance with the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), and the implementing regulations promulgated thereunder, the Trust and the Fund are required to make certain certifications and have adopted disclosure controls and procedures. To the extent reasonably requested by the Trust, the Sub-Adviser agrees to use its commercially reasonable best efforts to assist the Trust and the Fund in complying with the Sarbanes-Oxley Act and implementing the Trust’s disclosure controls and procedures. The Sub-Adviser agrees to inform the Trust of any material development related to the Fund that the Sub-Adviser reasonably believes is relevant to the Fund’s certification obligations under the Sarbanes-Oxley Act.

15.       COMPLIANCE PROGRAM AND REPORTING

The Sub-Adviser hereby represents and warrants that in accordance with Rule 206(4)-7 under the Advisers Act, the Sub-Adviser has adopted and implemented and will maintain written policies and procedures reasonably designed to prevent violation by the Sub-Adviser and its supervised persons (as such term is defined in the Advisers Act) of the Advisers Act and the rules the SEC has adopted under the Advisers Act (the policies and procedures referred to in this Section are referred to herein as the Sub-Adviser’s “Compliance Program”).

The Sub-Adviser shall furnish the Adviser, the Board of Trustees of the Trust and/or the CCO of the Trust with such information, certifications and reports as such persons may reasonably deem appropriate or may reasonably request from the Sub-Adviser regarding the Sub-Adviser’s compliance with Rule 206(4)-7 of the Advisers Act and the Federal Securities Laws, as defined in Rule 38a-1 under the 1940 Act. Upon the commercially reasonable request of the Adviser or the Trust given upon commercially reasonable advance notice, the Sub-Adviser shall make its officers and employees available to the Adviser and/or the CCO of the Trust from time to time to review the Sub-Adviser’s Compliance Program and its adherence thereto.

16.       REFERENCE TO ADVISER AND SUB-ADVISER

a.	The Sub-Adviser grants the Adviser non-exclusive rights to use, display and promote trademarks, symbols, logos or other trade dress of the Sub-Adviser in conjunction with any activity associated with the Fund, and the Adviser may promote the identity of and services provided by the Sub-Adviser to the Adviser, which references shall not differ in substance from those included in the Prospectus, SAI and this Agreement, in any advertising or promotional materials; provided, however, that at all times the Adviser shall protect the goodwill and reputation of the Sub-Adviser in connection with marketing and promotion of the Fund; provided further that the Adviser shall submit to the Sub-Adviser for its review and approval all such public informational materials relating to the Fund that refer to the Sub-Adviser or its affiliates or to any recognizable variant or any registered mark or logo or other proprietary designation of the Sub-Adviser or its affiliates. Approval shall not be unreasonably withheld by the Sub-Adviser and notice of approval or disapproval will be provided promptly
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and in any event within three (3) business days. Subsequent advertising or promotional materials having very substantially the same form as previously approved by the Sub-Adviser may be used by the Adviser without obtaining the Sub-Adviser’s consent unless such consent is withdrawn in writing by the Sub-Adviser.

b.	Neither the Sub-Adviser nor any affiliate or agent of Sub-Adviser shall make reference to or use the name of the Adviser or any of its affiliates, or any of their clients, except references concerning the identity of and services provided by the Adviser to the Fund or to the Sub-Adviser, which references shall not differ in substance from those included in the Prospectus, SAI and this Agreement, in any advertising or promotional materials without the prior approval of Adviser, which approval shall not be unreasonably withheld or delayed and notice of approval or disapproval will be provided promptly and in any event within three (3) business days. Subsequent advertising or promotional materials having very substantially the same form as previously approved by the Adviser, and without material difference in content, may be used by the Sub-Adviser without obtaining the Adviser’s approval, unless the Adviser’s previous approval is withdrawn in writing. The Sub-Adviser hereby agrees to make all commercially reasonable efforts to cause any agent or affiliate of the Sub-Adviser to satisfy the foregoing obligation. For the avoidance of doubt, this provision shall not restrict the disclosure on Form ADV by the Sub-Adviser of the Adviser, the Fund and such terms of this Agreement as may be required pursuant to Form ADV or as may be recommended by counsel.
c.	It is understood that the name of each party to this Agreement, and any derivatives thereof or logos associated with that name, is the valuable property of the party in question and its affiliates, and that each other party has the right to use such names pursuant to the relationship created by, and in accordance with the terms of, this Agreement only so long as this Agreement shall continue in effect. Upon termination of this Agreement, the parties shall forthwith cease to use the names of the other parties (or any derivative or logo) as appropriate and to the extent that continued use is not required by applicable laws, rules and regulations. The Adviser agrees that, notwithstanding the above, any reference to the Adviser in the Form ADV of the Sub-Adviser may remain a part of the Sub-Adviser’s Form ADV until the next annual update filed by the Sub-Adviser following the termination of this Agreement.

17.       NOTIFICATION

The Sub-Adviser agrees that it will provide prompt notice to the Adviser and the Trust about: (a) material changes in the employment status of key investment and portfolio management personnel, including a Chief Investment Officer or similar position, involved in the management of the Allocated Portion; (b) material changes in

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the investment process used to manage the Allocated Portion; (c) material changes in senior management or operations of the Sub-Adviser, including specifically changes in the roles of Chief Executive Officer, Chief Financial Officer, Chief Compliance Officer or General Counsel; or (d) any material change in ownership or capital structure of the Sub-Adviser which constitutes an “assignment” of this Agreement as defined in Section 202 of the Advisers Act and/or Section 15 of the 1940 Act, and the rules promulgated thereunder.

18.        NOTICES

Notices and other communications required or permitted under this Agreement shall be in writing, shall be deemed to be effectively delivered when actually received, and may be delivered by US mail (first class, postage prepaid), by facsimile transmission, by hand or by commercial overnight delivery service, addressed as follows:

ADVISER:	Altegris Advisors, L.L.C. 1200 Prospect Street, Suite 400 La Jolla, CA 92037 Attention: Legal & Compliance Department Phone: (858) 459-7040 Fax: (858) 456-9209 Email: Legal@altegris.com

SUB-ADVISER:

American Assets Capital Advisers, LLC

11455 El Camino Real, Suite 140

San Diego, CA 92130

Attention: Legal & Compliance Department

Phone: (858) 345-1477

Fax: (858) 345-1479

Email: jschwartz@aaimllc.com

19.       ASSIGNMENT

This Agreement may not be assigned by any party, either in whole or in part, without the prior written consent of each other party.

20.       SEVERABILITY

If any provision of this Agreement shall be held or made invalid by a court decision, statute or rule, or shall be otherwise rendered invalid, the remainder of this Agreement shall not be affected thereby.

21.       CAPTIONS

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The caption in this Agreement are included for convenience of reference only and in no way define or limit any of the provisions hereof or otherwise affect their construction or effect.

22.       GOVERNING LAW

This Agreement shall be governed by, and construed in accordance with, the laws of the state of Delaware without giving effect to the conflict of laws principles of Delaware or any other jurisdiction; provided that nothing herein shall be construed to preempt, or to be inconsistent with, any federal law, regulation or rule, including the 1940 Act and the Advisers Act, and any rules and regulations promulgated thereunder.

23.       COUNTERPARTS

This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument.

24.       ENTIRE AGREEMENT

This Agreement, together with all exhibits, attachments and appendices, contains the entire understanding and agreement of the parties with respect to the subject matter hereof.

[signature page follows]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day first set forth above.

Altegris ADVISORS, l.l.c. (Adviser) By: /s/ Matthew C. Osborne Name: Matthew C. Osborne Title: Executive Vice President

American Assets CAPITAL Advisers , LLC (Sub-Adviser) By: /s/ Burland B. East Name: Burland B. East Title: Chief Financial Officer

Signature Page to Sub-Advisory Agreement

EXHIBIT A

INVESTMENT GUIDELINES AND SUB-ADVISER STRATEGIES

Investment Objectives, Policies & Restrictions

The investment objectives, policies and restrictions as to the Allocated Portion of the Fund are as described in Fund’s current Prospectus and SAI provided by Adviser to the Sub-Adviser, as may be amended from time to time and provided to the Sub-Adviser, and as additionally supplemented, by the terms of this Agreement as applicable to the Sub-Adviser’s management of the Allocation Portion.

Further, the Adviser and Sub-Adviser agree that with respect to the Allocated Portion of the Fund’s assets, and in compliance with the Investment Guidelines described above, the Sub-Adviser will manage the Allocated Portion pursuant to one or more investment strategies (together, the "Strategies" and each, a "Strategy") each as identified below, with the corresponding specific additional guidelines or restrictions applicable to each such Strategy as also set forth below.

The amount of assets within the Allocated Portion directed to a particular Strategy will be subject to the Adviser’s direction, taking into account the ongoing input, advice and collaboration between and among the Adviser and the Sub-Adviser as to the amount and timing of the direction of assets within the Allocated Portion to each specific Strategy.

Sub-Adviser Strategies

The Sub-Adviser will employ the following Strategy or Strategies, in each case as more fully described in the Fund’s Prospectus and SAI, in respect of the Allocated Portion. For each Strategy identified below, the following additional investment guidelines shall apply (subject to amendment or revision at any time in the manner described in Section 2 of this Agreement).

Real Estate Preferred Stock Strategy

As described in the Fund’s Prospectus.